EXHIBIT 10.53

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (hereinafter “Agreement”) is made and entered into by and between Richard W. Kornhauser (“Mr. Kornhauser”) and Chattem, Inc. (“Chattem”) in order to reach an amicable termination of their employment relationship and to promote harmonious relations in the future.

1.           Resignation.  Mr. Kornhauser agrees that his employment with Chattem will terminate by his resignation effective November 16, 2007 (the “Resignation Date”).  Thereafter, except as otherwise provided herein, no future compensation, allowances, or benefits will accrue in his favor.

2.           Separation Pay.

a.           Provided that Mr. Kornhauser signs this Agreement and does not revoke it, Chattem will voluntarily pay Mr. Kornhauser, the gross amount of Seven Thousand Nine Hundred Sixty-One and 54/100 ($7,961.54) Dollars per bi-weekly pay period, less appropriate withholding for FICA, Medicare, and federal and state (if applicable) taxes (hereinafter “Separation Pay”), for a period of six (6) consecutive months from the Resignation Date (November 17, 2007 through May 16, 2008), regardless of whether he obtains other employment during that period of time.

b.           Provided that Mr. Kornhauser is not employed on or before May 16, 2008, he will be entitled to receive Separation Pay (as referenced above) for up to an additional six (6) consecutive months subject to the following express conditions:

i.           Mr. Kornhauser must actively seek employment during the period of time commencing on the Resignation Date and continuing for the ensuing twelve (12) consecutive months or until he is employed, whichever occurs first;

ii.           Mr. Kornhauser must complete and sign the form attached hereto as Exhibit A beginning during the first month following the Resignation Date and continuing during each month thereafter, and he must submit such form to Chattem’s President by the 15th of each month to certify that he is making diligent, good faith efforts to seek employment; and

iii.           Mr. Kornhauser must notify Chattem’s President in writing immediately upon becoming employed.

c.           For purposes of paragraphs 2 and 4 of this Agreement, the terms “employment” and “employed” are defined to mean that Mr. Kornhauser is performing work or rendering services on behalf of some other person or entity (other than Chattem), in exchange for compensation, other than as a self-employed independent contractor/consultant.

d.           In the event Mr. Kornhauser becomes employed before the Resignation Date, or at any point during the six (6) consecutive months following the

_______ Mr. Kornhauser	Chattem ________

Resignation Date, or he fails to meet the express conditions set forth in paragraph 2(b) of this Agreement during such six (6) month period, Mr. Kornhauser’s Separation Pay shall cease on May 16, 2008.

e.           In the event Mr. Kornhauser is not employed on or before May 16, 2008, but he becomes employed during the period from May 17, 2008 through November 16, 2008, Chattem’s obligation to pay Mr. Kornhauser’s Separation Pay will immediately cease on the date Mr. Kornhauser becomes employed.  Similarly, in the event Mr. Kornhauser fails to meet the express conditions set forth in paragraph 2(b) of this Agreement during the period from  May 17, 2008 through November 16, 2008, Chattem’s obligation to pay Mr. Kornhauser’s Separation Pay will immediately cease.

f.           All payments of Separation Pay hereunder will be made by direct deposit to Mr. Kornhauser’s bank account according to Chattem’s normal payroll procedures and cycle.

g.           The Separation Pay outlined above will be in addition to Mr. Kornhauser’s regular salary through October 19, 2007 (Mr. Kornhauser will be on an unpaid suspension from October 20, 2007 through the Resignation Date), and fringe benefits and ten (10) days of unpaid earned and accrued vacation pay through the Resignation Date.  Mr. Kornhauser specifically acknowledges that the Separation Pay and other consideration specified in this Agreement, supplant any bonus, commissions, or other pay whatsoever to which he might otherwise be entitled, except as specifically provided in this Agreement.

3.           Bonus Participation.  To the extent that bonuses are paid to active employees of Chattem under the fiscal 2007 Chattem Short Term Incentive Compensation Plan (“Chattem Corporate Bonus Plan”), the parties agree that, notwithstanding the terms of such Chattem Corporate Bonus Plan, Mr. Kornhauser shall participate in the Chattem Corporate Bonus Plan for all of fiscal 2007 at the applicable bonus level based on the corporate performance level.  Any bonus payable to Mr. Kornhauser under this provision will be paid to him according to Chattem’s regular time-table for making such bonus payments to active employees.  Mr. Kornhauser acknowledges that he will not be eligible for any other bonus from Chattem under any other program, plan or policy, including, without limitation, the fiscal 2008 Chattem Corporate Bonus Plan.

4.           Separation Benefits.

a.           Health Insurance Benefits.  Mr. Kornhauser agrees that all of his employee benefits, including, without limitation, his Chattem group medical and dental insurance coverages, will cease as of the Resignation Date.  Mr. Kornhauser (and his dependents, if any) may be entitled to continue certain benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the expiration of his group medical and dental insurance coverage on the Resignation Date.  Provided that Mr. Kornhauser signs this Agreement and does not revoke it, Chattem will pay the premiums for such coverage under COBRA for a period of six (6) consecutive months from the Resignation Date.  These Separation Benefits will be available to Mr. Kornhauser regardless of whether he obtains other employment

_______ Mr. Kornhauser	Chattem ________

on or before May 16, 2008.  Provided that Mr. Kornhauser is not employed on or before May 16, 2008, and provided further that Mr. Kornhauser complies with the express provisions of paragraph 2(b) of this Agreement, Chattem will pay the premiums for COBRA continuation coverage for Mr. Kornhauser (and his dependents, if any) for an additional six (6) consecutive month period, from May 17, 2008 through November 16, 2008, or until Mr. Kornhauser is employed or until he fails to comply with the express provisions of Paragrah 2(b) of this Agreement, whichever event occurs first.  At the point in time Chattem discontinues paying COBRA premiums for Mr. Kornhauser and his dependents, Mr. Kornhauser and his dependents may continue such coverage under COBRA at Mr. Kornhauser's own expense to the extent that they are otherwise eligible for such coverage.

b.           Split Dollar Life Insurance.  Chattem owns New York Life Insurance and Annuity Corporation Policy No. 56 401 502 (the “Life Insurance Policy”), insuring Mr. Kornhauser’s life, which, as of September 30, 2007, had a death benefit of $283,519 and a cash value of $6,856.23.  To the extent such life insurance policy is transferable, Chattem will allow Mr. Kornhauser to purchase the Life Insurance Policy for the sum of $6,856.23, provided that Mr. Kornhauser exercises such right of purchase within sixty (60) days following the Resignation Date.  Thereafter, Mr. Kornhauser’s right to purchase the Life Insurance Policy shall expire.  Chattem shall have no further obligation to Mr. Kornhauser to pay any premiums in connection with the Life Insurance Policy.  In the event Mr. Kornhauser elects to purchase the Life Insurance Policy, he shall be solely responsible for any taxes assessed against him as a result of such transaction.

c.           Term Life Insurance.  Nothing in this Agreement will prejudice any right that Mr. Kornhauser may otherwise have to convert his Chattem group term life insurance policy to an individual policy owned by Mr. Kornhauser provided that Mr. Kornhauser pays all costs associated with such conversion.

5.           Retirement Plans.  As of the date of this Agreement, Mr. Kornhauser may be participating in various Chattem Retirement Plans, including a 401(k) account (“Retirement Plans”).  For purposes of the Retirement Plans, the Resignation Date shall be Mr. Kornhauser’s Severance from Employment Date.

6.           Job Reference and Non-Disparagement.  In the event that an Authorized Representative of Chattem (for purposes of this paragraph "Authorized Representative" means an officer of Chattem or any member of Chattem’s Human Resources Department) is contacted by any person or entity concerning Mr. Kornhauser’s employment by Chattem, such Authorized Representative of Chattem will refer such inquiry to Chattem’s President/Chief Operating Officer or Chief Executive Officer who will divulge Mr. Kornhauser’s dates of employment, position held and rate of pay, as well as other information that is generally consistent with the letter of reference attached as Exhibit B, an original, signed version of which will be provided to Mr. Kornhauser provided he signs this Agreement and does not revoke it.  Mr. Kornhauser agrees that he will not, directly or indirectly, make any disparaging, negative, or unfavorable verbal or written statements of any nature whatsoever about Chattem, its management, operations, products, services, directors, officers, employees or agents.

_______ Mr. Kornhauser	Chattem ________

7.           Stock Options.  In accordance with the terms of Chattem’s Non-Statutory Stock Option Plans, the currently vested and exercisable options previously granted to Mr. Kornhauser, and Twelve Thousand Five Hundred (12,500) options granted to him in April 2005 and vested on an accelerated basis in November 2005, but subjected at that time to transfer restrictions due to expire in 2008 and 2009, may be exercised and the underlying stock sold free of the transfer restrictions, at any time on or before thirty (30) days after the Resignation Date, after which date all such vested and unexercised options shall expire.  All other stock options previously granted to Mr. Kornhauser that are not vested as of the Resignation Date shall expire and terminate on such Resignation Date in accordance with the terms of Chattem's Non-Statutory Stock Option Plans.

8.           Restricted Stock.  On January 26, 2005, Mr. Kornhauser was granted 3,000 shares of restricted stock (the “Restricted Stock”).  As of the Resignation Date, 1,500 shares of the Restricted Stock will have vested and forfeiture restrictions will have terminated.  The remaining 1,500 shares of Restricted Stock, as to which restrictions will not have lapsed as of the Resignation Date, shall immediately be forfeited and cancelled, and Mr. Kornhauser shall tender to Chattem, for cancellation, certificates representing such shares.

9.           Mr. Kornhauser’s Services.  Mr. Kornhauser agrees that, upon request by Chattem, he will respond fully to requests for information from Chattem, its attorneys or accountants, from the Resignation Date through the period of time during which he continues to receive Separation Pay.  Mr. Kornhauser acknowledges that he will receive no additional compensation in connection with his performance of these duties for Chattem, unless such duties require more than ten (10) hours in any week, in which case Chattem shall pay Mr. Kornhauser at the rate of One Hundred Fifty and No/100 ($150.00) Dollars per hour for all such hours exceeding ten in such week.

10.           General Release.  In consideration for the benefits conferred upon Mr. Kornhauser as outlined in this Agreement, Mr. Kornhauser agrees to release Chattem and each of its officers, directors, employees, agents, attorneys, subsidiaries and affiliates from any and all charges, complaints, claims, liabilities, obligations, actions, causes of action, suits, demands, costs, losses, damages and expenses, of any nature whatsoever, known or unknown, including, but in no way limited to, any claims under Title VII of the Civil Rights Act of 1964 (Title VII); The Age Discrimination in Employment Act (ADEA); the Americans with Disabilities Act (ADA); the Employee Retirement Income Security Act of 1974, as amended (ERISA) (other than any claim for benefits, vested or accrued, through the Severance from Employment date specified above, under a qualified retirement plan or welfare benefit plan); 42 U.S.C. §1981; the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. (OSHA); the federal False Claims Act; the Tennessee Human Rights Act; the Tennessee Public Protection Act; any claim based on express or implied contract; any claims of promissory estoppel; any action arising in tort, including, but in no way limited to, libel, slander, defamation, intentional infliction of emotional distress, or negligence; any claim for wrongful discharge, any constitutional claims, or any claim under all laws relating to the violation of public policy, retaliation or compensation; any claims arising under employment or disability discrimination or whistleblower laws; or any claims under other applicable federal, state or local law, regulation, ordinance or order, at common law or otherwise arising out of their employment relationship or the termination of their employment

_______ Mr. Kornhauser	Chattem ________

relationship, which Mr. Kornhauser now has, owns or holds, or claims to have, own or hold, or which he at any time heretofore had, owned or held, or claimed to have, own or hold against them.  It is agreed that this is a general release and it is to be broadly construed as a release of all claims; provided that, this paragraph expressly does not include a release of any claims that cannot be released hereunder by law.  Mr. Kornhauser hereby acknowledges that he has received from Chattem all wages and compensation which he is owed by Chattem or to which he is entitled by law as of his last pay period.  Mr. Kornhauser hereby acknowledges that Chattem has in no way interfered with his right to take any leave to which he may have been entitled by law or under Chattem’s policies.  Mr. Kornhauser further acknowledges that Chattem has allowed him to take any such leave for which he was eligible and which he requested.  Mr. Kornhauser further acknowledges that he has reported any and all workplace injuries that he has incurred or suffered to date.

11.           Confidentiality of Agreement.  In further consideration for the above Separation Pay and Separation Benefits, Mr. Kornhauser agrees that he will keep the terms and amount of this Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement to any person or entity other than his attorneys, his tax advisors and his spouse, except as required by law; provided, that those individuals will be deemed to be his agents and, therefore, also bound by this Agreement.  Mr. Kornhauser further recognizes and acknowledges that strict confidentiality is of the essence of this Agreement, and that Chattem would suffer immediate and irreparable harm in the event of any breach of that confidentiality.  Nothing in this Agreement shall prevent Mr. Kornhauser from responding to a subpoena or court order issued by any agency or court of competent jurisdiction.  Further, without divulging any other information concerning this Agreement, Mr. Kornhauser may disclose to any prospective employers the existence and terms of any restrictive covenants contained in paragraphs 12, 14 and 15 of this Agreement.  It is acknowledged that Chattem may be obligated to disclose the contents of this Agreement under applicable securities laws, NASDAQ rules and certain contractual relationships or as otherwise required by law; issue a press release and deal with the media in connection with the announcement of this Agreement; and respond to inquiries from shareholders, analysts and other appropriate parties.

12.           Non-disclosure of Confidential Information.  As further consideration for the benefits conferred upon Mr. Kornhauser by this Agreement, Mr. Kornhauser agrees that he will not divulge, furnish or make accessible to anyone or use in any way any confidential or secret knowledge or information of Chattem that Mr. Kornhauser has acquired or become acquainted with during his employment by Chattem, whether communicated orally or in writing, and whether developed by himself or by others, concerning any products, product launches, financial information, techniques, data, ideas, trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of Chattem; any customer information, marketing information, media buying techniques and strategies, business plans, merchandising information, pricing information, strategies, or supplier lists of Chattem; any confidential or secret development or research work of Chattem; any other confidential information or secret aspects of the business of Chattem; any past or currently contemplated brand acquisition or divestiture, licensing opportunity or business transaction; or any information relating to personal or personnel matters, stock ownership, contracts, investments, legal matters or business affairs of

_______ Mr. Kornhauser	Chattem ________

Chattem which are of a proprietary or confidential nature, or maintained as information not generally disclosed to the public, whether communicated orally or in writing (collectively, the “Confidential Information”).  Mr. Kornhauser acknowledges that Confidential Information constitutes a unique and valuable asset of Chattem and represents a substantial investment of time and expense by Chattem, and that any disclosure or other use of such Confidential Information other than for the sole benefit of Chattem would be wrongful and would cause irreparable harm to Chattem.  Mr. Kornhauser will refrain from any acts or omissions that would reduce the value of such Confidential Information to Chattem.  Mr. Kornhauser further acknowledges that this provision is of the essence of this Agreement, and that Chattem would suffer irreparable harm in the event of any breach of this provision.

13.           Surrender of Materials Upon Resignation.  Mr. Kornhauser hereby agrees that, upon the Resignation Date, he will immediately surrender to Chattem all personal notes, drawings, manuals, documents, photographs, computer programs, disks or the like, including all copies thereof, comprising or including any Confidential Information.  In addition, Mr. Kornhauser agrees to return to Chattem, immediately upon the Resignation Date, all Chattem property, including, but not limited to, credit cards, computer hardware, computer software, cell phones, pagers, office and plant keys or cards, and office supplies.

14.           Agreement Not to Interfere or Solicit.  Mr. Kornhauser agrees that, for a period of twelve (12) months following the Resignation Date (the “Non-Solicitation Period”), he will not, directly or indirectly, either for the benefit of himself or for the benefit of any other person, firm, corporation, or other entity, without the prior written consent of Chattem, which consent may be withheld by Chattem in its sole discretion, induce or attempt to induce any supplier, customer, client, business partner, or prospective acquisition candidate and/or licensing partner of Chattem to withdraw, curtail or cease doing business with Chattem.  Mr. Kornhauser also agrees that, during the Non-Solicitation Period, he will not, directly or indirectly, induce or attempt to induce any employee of Chattem to leave the employ of Chattem.  Finally, Mr. Kornhauser agrees that, during the Non-Solicitation Period, he will not, directly or indirectly, assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this paragraph 14, if such activity were carried out by Mr. Kornhauser either directly or indirectly.

15.           Non-Compete.  For a period of twelve (12) months from the Resignation Date, Mr. Kornhauser covenants and agrees that he will not directly or indirectly, offer or provide any marketing services, including on a consulting basis, to any person, company, partnership, joint venture or other entity in a capacity involving, in whole or in part, over-the-counter drugs, functional toiletries or dietary supplements which are competitive with the product categories of Chattem listed in Exhibit C to this Agreement.  This provision applies only to persons or entities selling the above specified products in competition with Chattem in any Food, Drug and Mass merchandiser stores in the United States.

16.           Standstill.  For a period of five (5) years from the Resignation Date (“the Standstill Period”), Mr. Kornhauser shall not, directly or indirectly, and Mr. Kornhauser shall cause any affiliate of his not to:  (i) except pursuant to currently held stock options and restricted stock described in paragraphs 7 and 8 herein, acquire, or offer or agree to acquire, directly or

_______ Mr. Kornhauser	Chattem ________

indirectly, by purchase or otherwise, any securities of Chattem (or direct or indirect rights or options to acquire any securities of Chattem), except by way of stock dividends or other distributions made on a pro rata basis with respect to securities of Chattem acquired by Mr. Kornhauser prior to the date of this Agreement; (ii) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended) of proxies or consents with respect to securities of Chattem with regard to any matter; (iii) seek to control or influence the management, Board of Directors or policies of Chattem, or seek to advise, encourage or influence any person with respect to the voting of any securities of Chattem, or induce, attempt to induce or in any manner assist any other person in initiating any shareholder proposal or a tender or exchange offer for securities of Chattem or any change of control of Chattem, or for the purpose of convening a shareholders' meeting of Chattem; (iv) make any public announcement or make any written or oral proposal or invitation to discuss any possibility, intention, plan or arrangement, relating to a tender or exchange offer for securities of Chattem or a business combination (or other similar transaction which would result in a change of control), sale of assets, liquidation or other extraordinary corporate transaction between Mr. Kornhauser or any of his affiliates and Chattem or take any action which might require Chattem to make a public announcement regarding any of the foregoing; or (v) form, join or in any way participate in a partnership, limited partnership, syndicate or other group (or otherwise act in concert with any other person) for the purpose of acquiring, holding, voting or disposing of securities of Chattem or taking any other actions restricted or prohibited under clauses (i) through (iv) of this paragraph 16, or announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (i) through (iv) of this paragraph 16.  Notwithstanding the foregoing, the parties agree that Mr. Kornhauser’s ownership of less than a two percent (2%) interest in a mutual fund registered under the Investment Company Act of 1940, as amended, shall not be a violation of clauses (i) through (iv) of this paragraph 16.  The parties further agree that Mr. Kornhauser’s acquisition or ownership of shares of Chattem stock shall not be a violation of paragraph 16 of this Agreement so long as his total holdings of Chattem stock do not exceed 20,000 shares.

17.           Litigation.  Mr. Kornhauser agrees that it is an essential term and condition of this Agreement that he cooperate with Chattem and its counsel in any claims and/or lawsuits involving Chattem of which he may have particular knowledge or in which he may be a witness.  Such cooperation includes meeting with Chattem representatives and counsel to disclose such facts as Mr. Kornhauser may know; preparing with Chattem counsel for any deposition, trial, hearing or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to Chattem and to Chattem’s counsel in the defense or prosecution of litigation as may, in the judgment of Chattem’s counsel, be necessary.  Chattem agrees to reimburse Mr. Kornhauser for reasonable and necessary expenses incurred by Mr. Kornhauser in the course of complying with this obligation of cooperation.

18.           Remedies.  Mr. Kornhauser agrees that the covenants specifically set forth in paragraphs 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 of this Agreement are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of Chattem; and that irreparable loss and damage will be suffered by Chattem should Mr. Kornhauser breach any of such covenants.  In the event of a breach of any

_______ Mr. Kornhauser	Chattem ________

of these provisions, this Agreement shall not be void; however, Chattem will thereafter have no further obligations to Mr. Kornhauser pursuant to this Agreement, and Chattem may bring an action in a court of appropriate jurisdiction to enforce the applicable provision and to recover appropriate damages and attorney fees.  The parties further agree that the covenants contained in paragraphs 14, 15 and 16 of this Agreement are of particular importance to Chattem.  In the event of a breach of any of the restrictive covenants contained in paragraphs 14, 15 or 16 of this Agreement, this Agreement shall not be void; however, Mr. Kornhauser agrees that, in addition to the remedies provided above, upon demand by Chattem, he will be under an obligation to immediately return and/or refund seventy-five percent (75%) of the Separation Pay (specified in paragraph 2) and bonus (specified in paragraph 3) previously paid by Chattem hereunder and that Chattem will thereafter have no further obligations to him pursuant to this Agreement.  In addition, Mr. Kornhauser agrees and consents that, in addition to all other remedies provided at law or in equity, Chattem shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the aforementioned covenants.  The existence of any claim, demand, action or cause of action of Mr. Kornhauser against Chattem shall not constitute a defense to the enforcement by Chattem of any of the covenants or agreements herein.

19.           Opportunity to Review.  Mr. Kornhauser represents and acknowledges that he has carefully read and understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.  Mr. Kornhauser represents and acknowledges that he has been advised in writing to, and has been afforded the right and opportunity to consult with an attorney prior to executing this Agreement; that he has twenty-one (21) days within which to consider this Agreement; that he has seven (7) days following its execution within which to revoke this Agreement; and that this Agreement, and any consideration due hereunder, will not become effective until after the revocation period has expired.  Mr. Kornhauser further acknowledges and confirms that the only consideration for him signing this Agreement are the terms and conditions stated in writing in this Agreement, and that no other promise or agreement of any kind, other than those set out in writing in this Agreement, has been made to him by any person to cause him to sign this Agreement.

20.           Indemnification.  In further consideration for the above, Mr. Kornhauser agrees to indemnify and hold Chattem harmless from and against any and all loss, cost, damage or expense, including, without limitation, attorney fees, incurred by Chattem arising out of any breach of this Agreement by Mr. Kornhauser.  Chattem agrees to indemnify and hold Mr. Kornhauser harmless from and against any and all loss, cost, damage or expense, including, without limitation, attorney fees, incurred by Mr. Kornhauser arising out of any breach of this Agreement by Chattem.

21.           Non-admission.  This Agreement will not in any way be construed as an admission by Chattem of any acts of discrimination or misconduct whatsoever against Mr. Kornhauser or any other person, and Chattem specifically disclaims any liability to or discrimination against Mr. Kornhauser or any other person, on the part of itself, its employees or its agents.  Similarly, this Agreement will not in any way be construed as an admission by Mr. Kornhauser of any acts of misconduct whatsoever against Chattem or any other person or entity,

_______ Mr. Kornhauser	Chattem ________

and Mr. Kornhauser specifically disclaims any liability to or misconduct against Chattem or any other person or entity.

22.           Governing Law.  This Agreement is made and entered into in the State of Tennessee, and will in all respects be interpreted, enforced and governed under the laws of that State.

23.           Binding Effect.  All covenants, representations, and agreements made by or on behalf of Mr. Kornhauser and Chattem contained in the Agreement will be binding upon the parties and their respective spouses, successors, representatives, assigns, heirs and estates.

24.           Entire Agreement.  This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof.  It is agreed that this Agreement may be modified only by a subsequent, written agreement, executed by both parties.

25.           Arbitration.  Mr. Kornhauser and Chattem expressly waive any right to a jury trial or to go to court concerning any and all disputes arising regarding the interpretation, enforcement, or performance of this Agreement, other than for injunctive relief pursuant to paragraph 18 of this Agreement.  Any and all disputes arising regarding the interpretation, enforcement, or performance of this Agreement shall be resolved by binding, confidential arbitration in Chattanooga, Tennessee, which arbitration shall be governed by the Arbitration Rules established by the American Arbitration Association.  The arbitrator shall have full authority to enforce the Agreement, including injunctive or other equitable relief.

This Agreement includes a waiver and general release of all known and unknown claims.  Mr. Kornhauser acknowledges that he has carefully read and understands this Agreement.  Mr. Kornhauser is advised to consult an attorney before executing this waiver and general release of all claims.

The undersigned have executed this Agreement on the dates reflected by their signatures.

CHATTEM, INC.

By:	By:
Richard W. Kornhauser	Robert E. Bosworth
President and Chief Operating Officer

Date:	Date: